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                                                                    Exhibit 23.1


The Board of Directors
Horace Mann Educators Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated February 7, 2002, relating to the consolidated balance sheets of the Company as of December 31, 2001, 2000, and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, which report appears in the December 31, 2001 annual report on Form 10-K of the Company.

                                                  /s/ KPMG LLP


Chicago, Illinois
August 29, 2002